--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: December 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
    CHUBB           STEPHEN                         (Month/Day/Year)     Charles River Laboratories, Int'l., Inc
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)          06-22-00         5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-    X  Director           10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----                      06-22-00
251 Ballardvale Street                              Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                           BOARD DIRECTOR                          Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
  Wilmington          MA               01887                                                                   ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock                                                     16,895             D
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Common Stock                                                      1,878             I                 (1)Held by CRL Acquisition LLC
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (3-00)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                                                                                                       Page 1 of 3


FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Explanation of Responses:

SEE ATTACHED PAGE(S)


                                                                         /s/ STEPHEN CHUBB                     MAR 27, 2002
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                          CHUBB, STEPHEN
Note: File three copies of this Form, one of which must be manually       251 Ballardvale Street
      signed. If space provided is insufficient, SEE Instruction 6
      for procedure.                                                      Wilmington MA 01887
                                                                          Charles River Laboratories Int'l., Inc
Potential persons who are to respond to the collection of information     06/22/2000
contained in this form are not required to respond unless the form
displays a currently valid OMB Number.                                                                                Page 2 of 3
                                                                                                                   SEC 1473 (7-97)


FORM 3 (CONTINUED)   EXPLANATION OF RESPONSES
         NAME: CHUBB, STEPHEN                                  DATE OF EVENT: 00-06-22
               251 Ballardvale Street                            ISSUER NAME: Charles River Laboratories Int'l., Inc

               Wilmington MA 01887
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         Note: (1) Held indirectly through its interest in CRL Acquisition LLC, a limited liability company.

                                                                                                                      Page 3 of 3
                                                                                                                   SEC 1473 (7-97)